[Letterhead of BDO Seidman, LLP]


Securities and Exchange Commission
450  5th Street N.W.
Washington, D.C.  20549


Gentlemen::

     We have been furnished with a copy of the response to Item 4 of form 8-K for the event that occurred on December 31, 1998, to be filed by our former client, Laser Technology, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,
BDO Seidman, LLP